Exhibit 99.2

GULF COAST COMMUNITY BANCSHARES, INC.
125 North Highway 71
Wewahitchka, Florida 32465

INSTRUCTION SHEET

     The undersigned hereby instructs Jerald D. Gaskin, Carolyn M. Husband and William C. Sumner, as the Trustees of the Wewahitchka State Bank Employee Stock Ownership Plan (“ESOP”), to vote, as designated below, all of the shares of common stock of Gulf Coast Community Bancshares, Inc. (“Gulf Coast”) allocated to the undersigned by virtue of the undersigned’s participation in the ESOP, at the Special Meeting of Shareholders of Gulf Coast to be held at the offices of Wewahitchka State Bank, located at 125 North Highway 71, Wewahitchka, Florida on _____________, 2002, at _____ a.m./p.m., and any adjournment(s) thereof, granting unto such persons, and to each of them, with power of substitution for each, full power and authority to vote such shares at the Special Meeting and all adjournments thereof, if any, as follows:

To approve the Agreement and Plan of Merger by and between South Alabama Bancorporation, Inc. ("South Alabama") and Gulf Coast, dated as of December 7, 2001, pursuant to which Gulf Coast will merge with and into South Alabama, with South Alabama continuing as the surviving corporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

    These Instructions, when properly executed, will be voted in the manner directed herein by the undersigned. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement and Prospectus.

    Please sign exactly as name appears below.

PLEASE MARK, SIGN, DATE AND RETURN
THIS INSTRUCTION SHEET PROMPTLY	Printed Name
USING THE ENCLOSED ENVELOPE.

Number of Shares

Dated: ____________________, 2002
Signature

Signature if held jointly